Exhibit 10.1

MINING LEASE WITH OPTION TO PURCHASE

This Agreement, effective as of the 1st day of March, 2006, is between Scoonover Exploration LLC, (“Owner”, whether one or more), whose address is Scoonover Exploration LLC, c/o E.L. Hunsaker III – Managing Member, P.O. Box 2021, Elko, Nevada 89803, and HuntMountain Resources (“HuntMountain”), whose address is HuntMountain Resources, c/o Tim Hunt - President, 1611 N. Molter Road #201, Liberty Lake, WA 99019.

Owner represents that he is the owner of and is in possession of certain unpatented lode mining claims located in: Sections 1, 2, 10, 11, 12, 14, 15, 22, and 23; Township 33 North, Range 36 East, Pershing County, Nevada (the “Property” or the “Dun Glen Project”), more particularly described in Exhibit A attached to this Agreement and incorporated by reference in this Agreement.

HuntMountain desires to obtain and Owner is willing to grant a mining lease of the Property, together with an exclusive option to purchase the Property.

NOW THEREFORE, in consideration of an advance royalty payment in the amount of Five Thousand Dollars ($5,000.00) previously paid to Owner, the receipt and sufficiency of which are acknowledged by Owner, and further in consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows:

Lease.  Owner leases the Property to HuntMountain, together with all appurtenances and water rights incident to the Property and all improvements and personal property on the Property.

Additional Property.  (a)  Owner represents that he has no interest in any mining property, fee lands, or water rights (except the Property) within one mile from the outside property boundary of the Dun Glen Project shown in Exhibit C attached to this Agreement and incorporated by reference in this Agreement.  If Owner has any such interest it shall, at HuntMountain’s option, be deemed a part of the Property for the purposes of this Agreement.

(b)  If during the term of this Agreement, Owner locates or otherwise acquires an interest in any mining property, fee lands, or water rights within the area described in the foregoing subparagraph (a), the interest shall, at HuntMountain’s option, be deemed a part of the Property for the purposes of this Agreement.  If HuntMountain acquires any such interest, it shall be deemed a part of the Property for the purposes of this Agreement.

(c)  Owner shall use his best efforts to enter into a lease/option agreement for the claims owned by Heckman and Painter as set forth in Exhibit B attached to this Agreement and incorporated by reference in this Agreement. Upon entrance into a lease/option agreement to acquire the claims owned by Heckman and Painter shown in Exhibit B, and for consideration of $1.00, Owner will assign the agreement to HuntMountain Resources.  HuntMountain Resources will assume the lease/option agreement and make all payments and obligations referenced therein.

Term.  (a)  The initial term of this Agreement shall be ten (10) years from the date of this Agreement, unless sooner surrendered or otherwise terminated, or until the earlier exercise of the option granted by the paragraph entitled “Option.”

(b)  HuntMountain may extend the initial term of this Agreement for an additional period of ten (10) years by giving Owner notice of the extension not less than thirty (30) days prior to the expiration of the initial term thereof.

Exclusive Possession.  HuntMountain shall have the exclusive possession of the Property during the term of this Agreement.

Right of Ingress and Egress. HuntMountain shall have unrestricted rights ingress and egress to, across and upon the property.

Title.  (a)  Owner warrants that he is in possession of the Property, that he has the right to enter into this Agreement, that he knows of no other person asserting any interest in the Property or the ground covered thereby, and that the Property is free from all liens and encumbrances, except liens for property taxes not yet due and payable. Owner further warrants to HuntMountain the quiet enjoyment of the Property and the right to explore, develop, and mine the same.

(b)  Owner warrants that the unpatented mining claims included in the Property have been properly located, and that for each assessment year assessment work has been performed (or other steps taken in accordance with law) for the benefit of the claims. Owner warrants and will defend title to the Property and the ground covered thereby against all persons whomsoever.

(c)  Owner shall provide HuntMountain with recording data with respect to deeds, easements, or other documents which bear upon Owner’s title to the Property, and shall provide HuntMountain with copies of all such documents, together with all title opinions, in Owner’s possession or control. Owner shall, upon HuntMountain’s request record any such document in Owner’s possession or control which has not been recorded. Owner shall deliver to HuntMountain all abstracts in Owner’s possession or control. Upon the termination of this Agreement HuntMountain shall return all such abstracts to Owner.

(d)  At HuntMountain’s request, Owner shall take all action necessary (including judicial proceedings) to remove any cloud from or cure any defect in his title to the Property. If Owner fails or refuses to take any such action, HuntMountain may take such action in Owner’s name. Owner shall cooperate with HuntMountain in any such action taken. HuntMountain may recover from Owner or from any payments thereafter to become due to Owner under this Agreement all costs and expenses (including attorney’s fees) incurred by HuntMountain in any such action.

(e)  If the United States or any third person attacks the validity of any mining claim included in the Property for any reason except HuntMountain’s failure to comply with its obligation to perform assessment work or to record and file evidence thereof pursuant to this Agreement, HuntMountain shall have no obligation to defend the validity of the claim.

(f)  If Owner owns a lesser interest in any part of the Property than the entirety thereof (or such other interest as may be set forth in Exhibit A), then all royalties payable under this Agreement with respect to that part of the Property shall be reduced proportionally and the purchase price payable under this Agreement shall be reduced proportionally (pro-rata on an acreage basis) with respect to that part of the Property.

Lesser Interest.  (a)  If Owner’s title fails as to any part of the Property, no royalty shall be payable with respect to the part of the Property as to which title has failed and the purchase price payable under this Agreement shall be reduced proportionally (pro-rata on an acreage basis) with respect to that part of the Property.

(b)  If Owner owns a lesser interest in any part of the Property than the entirety thereof (or such other interest as may be set forth in Exhibit A), then all royalties payable under this Agreement with respect to that part of the Property shall be reduced proportionally and the purchase price payable under this Agreement shall be reduced proportionally (pro-rata on an acreage basis) with respect to that part of the Property.

(c)  Subject to the provisions of the foregoing subparagraphs (a) and (b), if any part of the Property is subject to any royalties or other payments other than those specifically reserved to Owner in this Agreement, such royalties or other payments shall be deducted from any amounts payable to Owner under this Agreement.

Undivided Interests.  If the interest claimed by Owner in any part of the lands described in Exhibit A is less than 100%, the interest claimed by Owner is set forth in Exhibit A. Any representation or warranty of title made by Owner shall apply only to the interest set forth in Exhibit A. The royalty provided for in the paragraph entitled “Royalty” shall be reduced so as to be proportional to the interest set forth in Exhibit A with respect to each part of the Property. If Owner owns or hereafter acquires an interest in any part of the lands described in Exhibit A greater than that set forth in Exhibit A, such interest shall be deemed a part of the Property, Exhibit A shall be deemed amended to include such interest, and the royalty payable under this Agreement with respect to that portion of the Property shall be increased proportionally.

Royalty.  (a)  HuntMountain shall pay an advance minimum royalty to Owner on the dates and in the amounts as follows:

$15,000 upon the execution of this Agreement

$22,500 upon the first anniversary of this Agreement

$25,000 upon the second anniversary of this Agreement

$27,500 upon the third anniversary of this Agreement

$30,000 upon the fourth anniversary of this Agreement

$32,500 upon the fifth anniversary (and each anniversary thereafter) of this

               Agreement

These advance minimum royalty payments shall be in lieu of any obligation on the part of HuntMountain, express or implied, to explore, develop, mine, or perform any work on or in connection with the Property, except as provided in the paragraph entitled and “Assessment Work”.

(b)  Subject to the provisions of the paragraphs entitled “Undivided Interests” and “Lesser Interest”, HuntMountain shall pay to Owner a royalty of three percent 3 % of the Net Smelter Returns from all ores, minerals, or other products removed from the Property and sold or processed by HuntMountain. There shall be credited against the production royalty payments provided for in this subparagraph (b) all advance minimum royalties previously paid pursuant to the foregoing subparagraph (a).

(c)

At any time during the term of this Agreement HuntMountain shall have the right to purchase up to two (2) percentage points of the Net Smelter Returns royalty for one million Dollars ($1,000,000.00) per percentage point. There shall be credited against the royalty production purchase price provided for in this subparagraph (c) all advance minimum and Net Smelter Returns royalties previously paid pursuant to the foregoing subparagraphs (a) and (b).

(d)

“Net Smelter Returns” means--

(i)  in the case of ores, minerals, or other products which are sold by HuntMountain in the crude state, the amount received by HuntMountain from the purchaser of the ores, minerals, or other products, less Allowable Deductions,

(ii)  in the case of ores, minerals, or other products which are processed by or for the account of HuntMountain to produce concentrates or other saleable intermediate products which are sold by HuntMountain, the amount received by HuntMountain from the purchaser of the concentrates or other saleable intermediate products, less Allowable Deductions,

(iii)  in the case of ores, minerals, or other products which are processed by or for the account of HuntMountain to produce concentrates or other saleable intermediate products which are smelted or otherwise further processed by or for the account of HuntMountain, an amount equal to the market value of the concentrates or other saleable intermediate products f.o.b. the plant producing the concentrates or other saleable intermediate products (which amount shall be deemed to have been received by HuntMountain), less Allowable Deductions,

(iv)  in all other cases, the amount received by HuntMountain from the purchaser of the ores, minerals, or other products (or, if such ores, minerals, or other products are deemed to be sold, an amount equal to the market value thereof f.o.b. the plant producing the same (which amount shall be deemed to have been received by HuntMountain)), less Allowable Deductions.

(e)

“Allowable Deductions” means, to the extent borne or to be borne by HuntMountain:

(i)  sales, severance, and other similar taxes,

(ii)  charges for and taxes on transportation from the mine or, if the ores are processed, the plant producing the concentrates or other saleable products, to the place of sale,

(iii)  insurance and security costs and charges,

(iv)  purchaser’s, smelting, refining, and other treatment charges or costs,

(v)  representation, assaying, and umpire costs and fees, and

(vi)  marketing costs and commissions.

If ores, minerals, or other products are deemed to have been sold, Allowable Deductions shall include amounts representing the items enumerated above to the extent that they would have been borne by HuntMountain had the ores, minerals, or other products actually been sold.

Stockpiling.  (a)  HuntMountain may stockpile any ores, minerals, or other products produced from the Property at such place or places as HuntMountain may elect, either upon the Property or upon other property.

(b)  If HuntMountain stockpiles or holds in inventory any ores, minerals, or other products upon other property for a period longer than six (6) months, such ores, minerals, or other products shall be deemed to have been sold, and HuntMountain shall pay to Owner the royalty determined as provided in the paragraph entitled “Royalty”.

Commingling.  HuntMountain may commingle ores, minerals, or other products from the Property (“Subject Ore”) with ores, minerals or other products from other property (“Other Ore”).  Before commingling, HuntMountain shall weigh and sample the Subject Ore and Other Ore in accordance with sound mining and metallurgical practice for moisture and metal content and assay the samples to determine metal content.  HuntMountain shall keep records showing weights or volumes, moisture, percent metal content, and gross metal content of the Subject Ore and Other Ore.  Royalties shall be allocated between Subject Ore and Other Ore on the basis of gross metal content, with due regard being given to the difference, if any, between the royalty rate on the Subject Ore and the royalty rate on Other Ore.

Payment.  (a)  HuntMountain shall make all payments due Owner under this Agreement by check which shall be made payable to all owners jointly and shall be transmitted to Owner as provided in the paragraph entitled “Notices”.

(b)  All royalty payments shall be made on or before the 25th day of the calendar month following the calendar quarter in which payment is received or deemed to have been received for such ores, minerals, or other products.

(c)  Royalty payments shall be accompanied by a statement indicating the amount of ores, minerals, or other products sold or processed and the computation of the royalty being paid. The statement shall be conclusively presumed true and correct after the expiration of ninety (90) days after the date furnished, unless within the ninety (90) day period Owner takes written exception, specifying with particularity the items excepted to and the ground for each exception. Owner shall be entitled to an independent audit of the matters covered by the statement, at Owner’s expense, provided that the audit is conducted by an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of certified Public Accountants.

(d)  If at any time during the term of this Agreement it appears that one or more third parties may have a claim of ownership in the Property, the minerals lying in or under the Property, or royalties or other payments with respect to the Property, HuntMountain may withhold from any payments which would otherwise be due to Owner under the terms of this Agreement an amount sufficient to satisfy the claims.  HuntMountain shall deposit the amount withheld in escrow, giving notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court or arbitrators, or otherwise. Owner shall pay when due and before delinquent all taxes required by this Agreement to be paid by Owner and all mortgage and other payments required to preserve Owner’s interest in the Property. Owner shall furnish HuntMountain with receipts or other evidence of such payments. If at any time during the term of this Agreement it appears that any one or more third parties may have a claim against the Property by reason of any tax, mortgage, or other lien, HuntMountain may pay any past due payments and shall be subrogated to all rights of the holder against Owner. If HuntMountain makes any payments to one or more third parties as a result of any claim of ownership, tax, mortgage, or lien, either by way of contract, settlement, compromise, pursuant to final judgment of any court of record, or otherwise, HuntMountain may recover from Owner or from payments thereafter to become due to Owner under this Agreement the amount of any payment and all costs and expenses (including attorneys’ fees) incurred by HuntMountain in connection with the claim of ownership, tax, mortgage, or lien.

Operations.  (a)  During the term of this Agreement, HuntMountain shall have free and unrestricted access to the Property, and shall have the right (i) to explore and develop the property.   After exercising the option to purchase, HuntMountain shall have the right to mine the Property, and to extract, remove, and sell or otherwise dispose of for its own account any and all ores, minerals, or other products, (ii) to remove ores, air, water, waste, and materials from the Property or from other property by means of underground or surface operations on or in the Property or on or in other property, (iii) to deposit ores, water, waste, tailings, and materials from the Property or other property on or in the Property, and to use any part of the Property for waste dumps and tailings disposal areas, (iv) to conduct on or in the Property general mining, treatment, processing, and related operations respecting the Property and other property, and to use an¥ part of the Property for any purposes incident to such operations, and (v) to construct, use, and maintain on the Property such roads, improvements, structures, equipment, personal property, and fixtures as may be necessary or convenient for the conduct of HuntMountain’s operations.

(b)  HuntMountain shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice. All decisions with respect to exploration, development, and mining of the Property and the selling of ores, minerals, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by HuntMountain in its sole discretion. HuntMountain may sell ores, minerals, or other products, and may stockpile ores, minerals, or other products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth in this Agreement.

(c)  HuntMountain may use any mining method, whether or not the method is in general use at the time of the execution of this Agreement, including without limitation, underground mining (including methods, such as block caving, which result in the disturbance or subsidence of the surface), surface mining (including strip mining, open pit mining, and dredging), and in situ mining (including solution mining, leaching, gasification, and liquification).

(d)  HuntMountain shall comply with all laws and regulations governing its operations on the Property, including all laws and regulations regarding reclamation of the Property. If this Agreement is inconsistent with or contrary to any law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly.

Easements.  If requested by HuntMountain from time to time during the term of this Agreement, Owner shall execute, acknowledge, and deliver to HuntMountain one or more instruments granting to HuntMountain, without cost to HuntMountain, easements upon, over, or through the Property or upon, over, or through other property owned by Owner, for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for HuntMountain’s operations on or in the Property or on or in other Property.

No Implied Covenants.  No covenants or conditions relating to the exploration, development, mining, or related operations on or in connection with the Property, or the timing thereof, other than those expressly provided in this Agreement, shall be implied. After commencing any exploration, development, mining, or related operations on or in connection with the Property, HuntMountain may in its sole discretion curtail or cease such operations so long as it continues to make any payments due Owner under this Agreement.

Protection from Liens and Damages.  HuntMountain shall keep the Property free of liens for labor performed or materials or merchandise furnished for use on the Property under this Agreement, and shall hold Owner harmless from all costs, loss, or damage which may result from any work or operations of HuntMountain or its possession or occupancy of the Property. Owner shall be responsible for and shall hold HuntMountain harmless for any preexisting environmental or reclamation liabilities. HuntMountain shall be responsible for and shall hold Owner harmless for any environmental or reclamation liabilities incurred during the term of this Agreement.

Taxes.  Owner shall pay all taxes levied against the Property prior to the date of this Agreement. HuntMountain shall pay all taxes levied against the Property during the term of this Agreement. In the case of taxes for the tax year in which this Agreement commences, and for the tax year in which this Agreement ends, there shall be an apportionment, HuntMountain to bear the proportion of taxes upon the Property applicable to the part of the tax year included under this Agreement, and Owner to bear the balance of the taxes.  HuntMountain shall pay all taxes levied during the term of this Agreement against all improvements, structures, equipment, personal property, and fixtures placed upon the Property by HuntMountain and all taxes levied against HuntMountain as an employer of labor.  All taxes shall be paid when due and before delinquent, but HuntMountain shall be under no obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect Owner or any right, title, or interest of Owner in or to the Property.

Insurance.  HuntMountain shall carry at all times during the term of this Agreement worker’s compensation and other insurance required by state laws and mining regulations, or HuntMountain may self-insure as to such matters if it qualifies as a self-insurer under the appropriate laws and regulations.

Inspection.  (a)  Owner or Owner’s authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at Owner’s own risk and so as not to hinder unreasonably the operations of HuntMountain. Owner shall indemnify and hold HuntMountain harmless from any costs, loss, or damage by reason of injury to or the presence of Owner or Owner’s representatives on the Property.

(b)  Owner or Owner’s authorized representative may, at any reasonable time, inspect any records pertinent and necessary for the purpose of substantiating the compliance of HuntMountain with the provisions of this Agreement.

Data.  (a)  Upon the execution of this Agreement, Owner shall deliver to HuntMountain all drill core, all geological, geophysical, and engineering data and maps, logs of drill holes, results of assaying and sampling, and similar data concerning the Property (or copies thereof) which are in Owner’s possession or control.

(b)  Upon the surrender or other termination of this Agreement (except by exercise of the option contained in the paragraph entitled “Option”), HuntMountain shall, within sixty (60) days after termination, (i) return to Owner all drill core and original data delivered by Owner to HuntMountain which are then in HuntMountain’s possession or control, and (ii) make available for inspection by Owner all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling pertaining to the Property which HuntMountain has obtained as a result of its exploration work under this Agreement and which are then in HuntMountain’s possession or control. Upon Owner’s request made within sixty (60) days after termination of this Agreement (except by exercise of the option contained in the paragraph entitled “Option”), HuntMountain shall, at Owner’s expense, provide Owner with the drill core designated by Owner and with copies of any portion of the geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling designated by Owner.

(c)  HuntMountain makes no representation or warranty as to the accuracy or completeness of any such data or information, and shall not be liable on account of any use by Owner or any other person of any such data or information. HuntMountain shall not be liable for the loss or destruction of any drill core.

Confidentiality.  All information obtained by Owner or Owner’s authorized representatives from HuntMountain arising out of HuntMountain’s activities on the Property pursuant to this Agreement shall be kept strictly confidential by Owner and shall not be released to any third person except upon the prior written consent of HuntMountain.

Option.  (a) Owner grants to HuntMountain during the term of this Agreement the sole and exclusive option to purchase the Property, together with all appurtenances and water rights incident thereto and all improvements and personal property thereon, free and clear of all liens and encumbrances, for a total purchase price of Five Thousand Dollars ($5,000.00). The delivery to Scoonover of a copy of a mine plan of operations approved by the lead government agency having responsibility for such approval or a final feasibility study approved by the HuntMountain Resources management shall be a condition precedent to the exercise of the option.  The Quit Claim Deed shall provide for the reservation of the Royalty by Owner and HuntMountain Resources’ covenant and obligations to pay the Royalty and Minimum Royalty Payments and HuntMountain Resources’ other obligations which shall survive Owner’s execution and delivery of the Deed.

(b) Owner grants to HuntMountain the exclusive right to purchase the Property, subject to the Royalty reserved by Owner and subject to HuntMountain’s obligations under the conveyance executed and delivered by Owner on the closing of the Option.  HuntMountain may exercise the Option at any time after HuntMountain commits to commence development of a mine or mining on the Property or completes a positive feasibility study for development or mining on the Property.  The Purchase Price for the Property shall be Five Thousand Dollars ($5,000.00).

(c) Notice of Election.  If HuntMountain elects to exercise the Option, HuntMountain shall deliver written notice to Owner.  On Owner’s receipt of HuntMountain’s notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner’s delivery of the notice.

(d) Real Property Transfer Taxes.  HuntMountain shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.  The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

(e) Proration of Taxes.  Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month.  The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

(f) Payment on Closing.  On closing of the Option, HuntMountain shall pay the Purchase Price to Owner in cash or by wire transfer.

(g) Conveyance on Closing.  If HuntMountain exercises and closes the Option, Owner shall execute and deliver to HuntMountain a conveyance of the Property which contains the reservation of the Royalty in this Agreement.  On the closing of the Option, the parties shall complete the conveyance by inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option.  The execution, delivery and recording of the conveyance shall not constitute a merger of HuntMountain’s obligations under this Agreement which shall survive the closing of the Option.  Owner and HuntMountain shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

(h) Effect of Closing.  On closing of the Option, HuntMountain shall own the Property, subject to the Royalty reserved by Owner and HuntMountain’s obligations which survive exercise of the Option and the obligations stated in the conveyance of the Property.

Termination and Surrender.  (a)  If HuntMountain fails to comply with the provisions of this Agreement, including the paragraph entitled “Royalty”, and if HuntMountain does not initiate and diligently pursue steps to correct the default within thirty (30) days after notice has been given to it by Owner specifying with particularity the nature of the default, then upon the expiration of the thirty (30) day period, all rights, liabilities, and obligations of HuntMountain under this Agreement shall terminate, except that (i) HuntMountain shall have the rights provided in the paragraphs entitled “Removal of Property” and “Access”, and (ii) HuntMountain shall have those liabilities existing on the date of termination, the obligations provided in the paragraph entitled “Data”, and liability for payments under the paragraph entitled “Royalty” then due or, in the case of production royalties, then accrued. Any default claimed with respect to the payment of money may be cured by the deposit in escrow the amount in controversy (not including interest or claimed consequential, special, exemplary, or punitive damages) and giving of notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court or arbitrators, or otherwise.  If HuntMountain by notice to Owner disputes the existence of a default, then this Agreement shall not terminate unless HuntMountain does not initiate and diligently pursue steps to correct the default within thirty (30) days after the existence of a default has been determined by decision of a court or arbitrators, or otherwise.

(b)  Subject to the right of Owner to terminate this Agreement as provided in the foregoing subparagraph (a), controversy between the parties to this Agreement shall not interrupt operations under this Agreement.  In the event of any controversy, HuntMountain may continue operations under this Agreement and shall make the payments provided for in this Agreement notwithstanding the existence of the controversy.  Upon the resolution of the controversy, such payments or restitutions shall be made as required by the terms of the decision of the court or arbitrators, or otherwise.

(c)  Upon sixty (60) days written notice, HuntMountain may at any time terminate this Agreement as to all or any part of the Property by delivering to Owner or by filing for record in the appropriate office (with a copy to Owner) a recordable Surrender of this Agreement or a Partial Surrender describing that portion of the Property as to which this Agreement is surrendered. Upon mailing the Surrender or Partial Surrender to Owner or to the appropriate office, all rights, liabilities, and obligations of HuntMountain under this Agreement with respect to the portion of the Property as to which this Agreement is terminated shall terminate, except that (i) HuntMountain shall have the rights provided in the paragraphs entitled “Removal of Property” and “Access”, and (ii) HuntMountain shall have those liabilities existing on the date of termination, the obligations provided in the paragraph entitled “Data”, and liability for payments under the paragraph entitled “Royalty” then due or, in the case of production royalties, then accrued.

Removal of Property.  For a period of six (6) months after the termination of this Agreement HuntMountain shall have the right (but not the obligation) to remove from the Property all broken or stockpiled ore, minerals, or other products (subject to the payment of royalties provided for in this Agreement), dumps, tailings, and residue, and all structures, equipment, personal property, and fixtures owned by HuntMountain or erected or placed on or in the Property by HuntMountain, except mine timbers in place. HuntMountain may keep one or more watchmen on the Property during the above-mentioned period.

Access.  For as long as necessary after termination of this Agreement, HuntMountain shall have the right of access to and across the Property for reclamation purposes.

Amendments, Relocations, and Patents.  During the term of this Agreement HuntMountain shall have the right (but not the obligation) to amend or relocate any or all of the unpatented mining claims included in the Property, to locate placer claims on ground theretofore covered by lode claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, and to locate any fractions existing on the date of this Agreement or resulting from the location, amendment, or relocation of mining claims or mill sites.  All such locations, amendments, or relocations shall be made in the name of Owner.  At the request of HuntMountain, Owner shall apply for patent for any or all of the unpatented mining claims and mill sites.  All expenses authorized by HuntMountain in connection with locating, amending, or relocating mining claims or mill sites or prosecuting patent proceedings shall be borne by HuntMountain. The rights of HuntMountain under this Agreement shall extend to all such locations, amended locations, relocations, and patented mining claims and mill sites.

Compliance with Federal Land Policy and Management Act.  (a)  Owner warrants that the location notices or location certificates for the unpatented mining claims included in the Property have been timely filed in the proper office of the Bureau of Land Management pursuant to § 314(b) of the Federal Land Policy and Management Act of 1976, 43 U.S.C. § 1744(b).

(b)  Owner warrants that evidence of assessment work or notices of intention to hold for the unpatented mining claims included in the Property have been timely recorded in the proper county (or recording district) office and timely filed in the proper office of the Bureau of Land Management pursuant to § 314(a) of the Federal Land Policy and Management Act of 1976, 43 U.S.C. § 1744(a), for each assessment year for which such recording and filing was required to and including the assessment year ending September 1, 2005.

Assessment Work.  (a)  Owner warrants that the annual assessment work required to hold the Property has been performed for the assessment year ending September 1, 2005.  HuntMountain shall perform the assessment work for the benefit of the Property for the assessment year ending September 1, 2006 and for every year thereafter in which HuntMountain continues this Agreement beyond the 1st day of June of the assessment year. If any court or governmental agency decides that the work performed by HuntMountain does not constitute the kind of work required by federal or state law, HuntMountain shall nevertheless be deemed to have complied with the terms of this Agreement if the work done by HuntMountain is of the kind generally accepted in the mining industry as assessment work under existing law.

(b)  HuntMountain shall be relieved of its obligation to perform assessment work for any period in which assessment work is not required or the assessment work requirement is suspended, and HuntMountain shall have the benefit of subsequent laws enacted which relate to assessment work, including any laws extending the time within which to perform assessment work. For each year in which HuntMountain performs assessment work, it will record in the office where the location notice or location certificate is recorded, and in any other proper office in the county (or recording district) in which the claims are located, and in the proper office of the Bureau of Land Management, an affidavit of assessment work or other document complying with the requirements of state law and the Federal Land Policy and Management Act of 1976 and the regulations implementing and supplementing the Act.

(c)  Owner represents that the Property is one contiguous group of mining claims, and agrees that work on any one or more of the claims will be for the benefit of all of the claims. Some or all of the Property is or may be held by HuntMountain together with one or more other properties in the same general area as a group, and assessment work may be performed on one or more of the claims in the group for the benefit of all of the claims in the group (including the claims which comprise or form a part of the Property) pursuant to a general plan tending to develop all of the claims in the group and to facilitate the extraction of ore therefrom. Assessment work so performed shall be deemed to have been performed on the claims included in the Property.

(d)  Owner represents that no report of geological, geophysical, and geochemical work (30 U.S.C. §§ 28-1 and 28-2) on the Property has been filed for any assessment year.

Federal Mining Claim Maintenance Fees.  If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2005, to September 1, 2006, and not less than thirty (30) days before the applicable deadline (except for the assessment year ending on September 1, 2005), HuntMountain shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property.  HuntMountain shall deliver to Owner proof of HuntMountain’s compliance with this Section not less than ten (10) days before the applicable deadline.  If HuntMountain elects to terminate this Agreement more than two (2) months before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, HuntMountain shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

Change in Federal Mining Law.  If the United States establishes a leasing system or other system of tenure for lands or minerals now subject to location under the mining laws, and if the new system gives Owner an election to acquire rights under the new system in exchange for or in modification of Owner’s existing rights, HuntMountain may make the election in the name of Owner with respect to any or all of the unpatented claims included in the Property. Thereafter, during the term of this Agreement HuntMountain shall pay all royalties, rentals, bonuses, fees, and other amounts required by the new system,. The rights of HuntMountain under this Agreement shall extend to the lease or other rights granted by the new system.

Notices.  All notices and other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by fax or electronic communication, with confirmation sent by registered or certified mail, return receipt requested, or (iii) sent by registered or certified mail, return receipt requested.  All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, and (iii) if by mail, on the date of mailing. Any notice given by or to E.L. Hunsaker III shall be notice by or to all Owners.  Until a change of address is communicated as indicated above, all notice to Owner shall be address:

Scoonover Exploration LLC

E.L. Hunsaker III – Managing Member

P.O. Box 2021

Elko, Nevada 89803

and all notice to HuntMountain shall be addressed:

HuntMountain Resources

Tim Hunt, President

1611 N. Molter Road #201

Liberty Lake, WA 99019

With a copy to:

Gregory B. Lipsker

Workland & Witherspoon PLLC

601 W. Main Ave., Suite 714

Spokane, WA 99201

Assignment.  (a)  The rights of either party under this Agreement may be assigned in whole or in part, subject to the provisions set forth below.

(b)  No change or division in the ownership of the Property or the payments provided for in this Agreement, however accomplished, shall enlarge the obligations or diminish the rights of HuntMountain. Owner covenants that any change in ownership shall be accomplished in such a manner that HuntMountain shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, HuntMountain may retain all monies otherwise due to Owner until the breach has been cured. No change or division in ownership shall be binding on HuntMountain until thirty (30) days after Owner has given HuntMountain a certified copy of the recorded instrument evidencing the change or division.

(c)  If HuntMountain assigns an undivided interest in this Agreement, each holder of an undivided interest shall separately pay to Owner the royalties accruing with respect to that holder’s interest in the production from the Property. If HuntMountain assigns the whole of or an undivided interest in this Agreement, liability for breach of any obligation under this Agreement shall rest exclusively upon the holder of this Agreement or of an undivided interest who commits the breach. If this Agreement is assigned as to a segregated portion of the Property, default by the holder of that portion shall not affect the rights of holders of any other portion.

(d)  Subject to HuntMountain’s rights under this Agreement, Owner shall have the right to assign, convey, encumber, or sell all or any part of its interest in this Agreement or the Property.  No change in ownership of Owner's interest in the Property shall affect HuntMountain's obligations under this Agreement unless and until Owner delivers and HuntMountain receives copies of the documents which demonstrate the change in ownership of Owner's interest.  Until HuntMountain receives Owner's notice and the documents required to be delivered under this Section, HuntMountain may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred.  No division of Owner's ownership as to all or any part of the Property shall enlarge HuntMountain's obligations or diminish HuntMountain's rights under this Agreement.

Inurement.  All covenants, conditions, limitations, and provisions contained in this Agreement apply to and are binding upon the parties to this Agreement, their heirs, representatives, successors, and assigns.

Force Majeure.  (a)  If HuntMountain shall be prevented by Force Majeure from timely performance of any of its obligations under this Agreement (except payment of money to Owner), the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the Force Majeure.  Upon the occurrence and upon the termination of any Force Majeure, HuntMountain shall promptly notify Owner.  HuntMountain shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

(b)  “Force Majeure” means any cause beyond HuntMountain’s reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God; unavailability of a suitable market for the ores, minerals, or other products from the Property; and excessive cost of mining, milling, processing, or marketing, or insufficient prices available for the ores, minerals, or other products from the Property, which render HuntMountain’s operations uneconomic.

(c)  Force Majeure shall not excuse the failure to perform assessment work unless a deferment of assessment work has been obtained under 30 U.S.C. § 28b et seq., in which case failure to perform assessment work shall be excused only for the period of such deferment.  Force Majeure shall not excuse the failure to record or file any instrument required to be recorded or filed under the Federal Land Policy and Management Act of 1976.

Rule Against Perpetuities.  Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in

HuntMountain within twenty-one (21) years after the date of execution of this Agreement by both parties.

Short Form.  Contemporaneously herewith HuntMountain and Owner may have executed and delivered a Short Form of this Agreement. HuntMountain may record the Short Form or this Agreement, or both, as it may elect.

Modification.  No modification, variation, or amendment of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

Entire Agreement.  This Agreement sets forth the entire agreement of the parties and supersedes all previous and contemporaneous agreements, representations, warranties, and undertakings, written or oral.

Construction.  (a)  The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement. The term “Owner” shall be deemed to be singular or plural, and shall be deemed to be masculine, feminine, or neuter, whenever the construction of this Agreement so requires.

(b)  The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

Governing Law.  The formation, interpretation, and performance of this Agreement shall be governed by the internal law (but not the conflicts of law rules) of the State of Washington. Venue to enforce any action arising hereunder shall lie in Spokane County, Washington.

Additional Documents.  Owner shall provide HuntMountain with such additional documents as may be necessary to carry out the purposes of this Agreement. If conditions change by reason of acquisitions, conveyances, assignments, or other matters relating to the title to or description of the Property, Owner and HuntMountain shall execute amendments of this Agreement and the Short Form of this Agreement, and any other documents which may be necessary to reflect such changed conditions.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original. If any person named as one of the Owners does not execute this Agreement, it shall nevertheless be binding upon those persons executing it.

Homestead Waiver.  Owner expressly waives and releases all rights, exemptions, and benefits under or by virtue of any homestead, homestead exemption, dower, courtesy, community property, or marital property laws now or hereafter in force in the state in which the Property is located.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Scoonover Exploration LLC

 /s/ E. L. Hunsaker

By: _______________________________

      E.L. Hunsaker III, Managing Member

On this 13th day of March, 2006, before me, the under-signed, a Notary Public in and for the State of Nevada, personally appeared E.L. Hunsaker III to me known to be the Managing Member of Scoonover Exploration LLC, who executed the within and foregoing instrument and acknowledged the said instrument to be the free and voluntary act and deed of said company, for the uses and purposes therein mentioned, and on oath stated that each was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Danielle Gardner

______________________________________________

Notary Public in and for Nevada State

9/23/09

My Commission Expires:  _________________________

HuntMountain Resources

/s/ Tim Hunt

By: ____________________________

 Tim Hunt, President

On this 24th day of February, 2006, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared Tim Hunt to me known to be the President of HuntMountain Resources, who executed the within and foregoing instrument and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that each was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Theron V Rust

______________________________________________

Notary Public in and for Washington State

11/25/07

My Commission Expires:  _________________________

Dun Glen Project

Exhibit A

Scoonover Exploration LLC - HuntMountain Resources Agreement

Those certain unpatented lode mining claims located in:

Sections 1, 2, 10, 11, 12, 14, 15, 22, and 23; Township 33 North, Range 36 East,

Pershing County, Nevada, more particularly described as follows:

Claim Name	Date Located	Owner	BLM Claim Number
Gus-1	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-2	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-3	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-4	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-5	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-7	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-8	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-9	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-10	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-11	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-12	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-13	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-14	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-15	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-16	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-17	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-18	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-19	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-20	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-21	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-22	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-23	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-24	February 3, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-106	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-107	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-108	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Gus-109	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-20	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-21	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-22	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-23	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-26	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-27	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-28	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-29	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-30	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-31	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-32	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-33	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-38	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-39	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-40	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-41	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-42	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-43	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued

MTR-44	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-45	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-46	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-47	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-50	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-51	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-52	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-53	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
MTR-54	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-3	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-4	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-6	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-7	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-8	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-9	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-10	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-14	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-15	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-16	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-17	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-11	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-12	January 14, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-13	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-18	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-19	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-20	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-21	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-22	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-23	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-24	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-25	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-26	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-27	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-28	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-29	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued
Sierra-30	February 4, 2006	Scoonover Exploration LLC	Not Yet Issued

Dun Glen Project

Exhibit B

Scoonover Exploration LLC - HuntMountain Resources Agreement

Those certain unpatented lode mining claims located in:

Sections 1, 2, 11, 12, and 14; Township 33 North, Range 36 East,

Pershing County, Nevada, more particularly described as follows:

Claim Name	Date Located	Owner	BLM Claim Number
Black Hole #1		Painter	NMC123920
Black Hole #2		Painter	NMC123921
Monroe #1		Painter	NMC123922
Monroe #2		Painter	NMC123923
Monroe #3		Painter	NMC123924
M.M. 1		Painter	NMC463692
M.M. 2		Painter	NMC463693
M.M. 8		Painter	NMC463699
Nevada 1		Heckman	NMC123909
Nevada 2		Heckman	NMC123910
Nevada 3		Heckman	NMC123911
Nevada 4		Heckman	NMC123912
Nevada 5		Heckman	NMC123913

SCX Claims Boundary Area of Influence
MTR-22
MTR-20
MTR-23
MTR-21
Nevada 4
Nevada 3
Nevada 2
Nevada 1
Nevada 5
Sierra-18
Sierra-19
Sierra-20
Sierra-3
Sierra-4
Sierra-6
Sierra-7
Gus-1
Gus-3
Gus-5
Gus-7
Gus-8
Sierra-21
Sierra-22
Sierra-23
Black Hole 2
Blackhole
MTR-32
MTR-30
MTR-28
MTR-26
Sierra-8
Sierra-9
Sierra-10
Sierra-26
MM 41
MM 42
Monroe
MTR-46
MTR-44
MTR-42
MTR-40
MTR-38
Sierra-14
Sierra-29
Gus-107
MTR-47
MTR-45
MTR-43
MTR-41
MTR-39
Sierra-16
Sierra-17
Gus-108
Gus-109
Sierra-30
MTR-54
MTR-53
MTR-52
MTR-51
MTR-50
Gus-15
Gus-17
Gus-19
Gus-21
Gus-23
Gus-10
Gus-11
Gus-12
Gus-13
Gus-14
Gus-16
Gus-18
Gus-20
Gus-22
Gus-24

0
1,000
2,000
4,000
Feet

Scoonover Exploration LLC
Dun Glen Project
Pershing County Nevada
Exhibit C - Hunt Mountain Resources